Exhibit 15

May 5, 2009
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Filing on the March 31, 2009 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated May 5, 2009 on our review of interim financial information of TrustCo Bank Corp NY for the three month period ended March 31, 2009 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2009 is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-3 (No. 333-123988), and Form S-3 (No. 333-146926).

Yours very truly,

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
May 5, 2009